SCHEDULE 13G
MacMillan Bloedel Ltd.
Amendment Number 1
Common Stock No Par
Cusip #554783209


Cusip #:554783209
Item 1:   Reporting Person - Tiger
Management L.L.C.
Item 4:   Delaware
Item 5:   None
Item 6:   5,138,247
Item 7:   None
Item 8:   5,138,247
Item 9:   5,138,247
Item 11:  4.1%
Item 12:  IA


Cusip #:554783209
Item 1:   Reporting Person - Tiger
Performance L.L.C.
Item 4:   Delaware
Item 5:   None
Item 6:   2,766,153
Item 7:   None
Item 8:   2,766,153
Item 9:   2,766,153
Item 11:  2.2%
Item 12:  IA



Cusip #:554783209
Item 1:   Reporting Person - Panther
Partners, L.P.
Item 4:   Delaware
Item 5:   None
Item 6:   471,700
Item 7:   None
Item 8:   471,700
Item 9:   471,700
Item 11:  0.4%
Item 12:  IV  PN



Cusip #:554783209
Item 1:   Reporting Person-Panther
Management Company, L.P.
Item 4:   Delaware
Item 5:   None
Item 6:   471,700
Item 7:   None
Item 8:   471,700
Item 9:   471,700
Item 11:  0.4%
Item 12:  IA  PN


Cusip #:554783209
Item 1:  Reporting Person - Julian H.
Robertson, Jr.
Item 4:  Delaware
Item 5:  None
Item 6:  8,376,100
Item 7:  None
Item 8:  8,376,100
Item 9:  8,376,100
Item 11: 6.7%
Item 12:  IN


Item 1 (a).  MacMillan Bloedel Ltd.

Item 1 (b).  925 West Georgia Street, Vancouver,
British Columbia, Canada  V6C 3L2

Item 2 (a). This statement is filed on behalf of Tiger Management L.L.C. ("TMLLC"), Tiger
Performance L.L.C. ("TPLLC"), Panther Partners,
L.P. ("Panther") and Panther Management Company,
L.P. ("PMCLP").

Julian H. Robertson, Jr. is the ultimate controlling person of TMLLC, TPLLC and PMCLP.

Item 2 (b). The address of each reporting person is 101 Park Avenue, New York, NY 10178.

Item 2 (c).  Incorporated by reference to item
(4) of the cover page pertaining to each reporting person.

Item 2 (d).  Common Stock No par value.

Item 2 (e).  CUSIP Number: 554783209

Item 3.  Panther is an investment company
registered under Section 8 of the Investment
Company Act. Each of TMLLC, TPLLC and PMCLP is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item 4.  Ownership as of December 31, 1996 is
incorporated by reference to items (5) - (9) and
(11) of the cover page pertaining to each reporting person.
Item 5.  Not applicable.

Item 6.  Not applicable.

Item 7.  Not applicable

Item 8.  Not applicable

Item 9.  Not applicable





Item 10.  By signing below, I certify that, to
the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 4, 1997

TIGER MANAGEMENT L.L.C.
/s/  Nolan Altman,
Chief Financial Officer

TIGER PERFORMANCE L.L.C.

/s/  Nolan Altman,
Chief Financial Officer

PANTHER PARTNERS, L.P.
By:  Panther Management Company, L.P.,
its General Partner

By:  Panther Management Corporation,
its General Partner

PANTHER MANAGEMENT COMPANY, L.P.
By:  Panther Management Corporation,
its General Partner

/s/  Nolan Altman,
Chief Financial Officer

JULIAN H. ROBERTSON, JR.

By:  /s/  Nolan Altman
Under Power of Attorney dated 1/27/95
On File with Schedule 13G for Kohl's Corp.
2/7/95


AGREEMENT

The undersigned agree that this Amendment
Number 1 to Schedule 13G dated March 4, 1997 relating to shares of common stock of MacMillan Bloedel Ltd. shall be filed on behalf of each of the undersigned.


TIGER MANAGEMENT L.L.C.

/s/  Nolan Altman,
Chief Financial Officer

TIGER PERFORMANCE L.L.C.

/s/  Nolan Altman,
Chief Financial Officer

PANTHER PARTNERS, L.P.
By:  Panther Management Company, L.P.,
its General Partner

By:  Panther Management Corporation,
its General Partner

PANTHER MANAGEMENT COMPANY, L.P.
By:  Panther Management Corporation,
its General Partner

/s/  Nolan Altman,
Chief Financial Officer

JULIAN H. ROBERTSON, JR.

By:  /s/  Nolan Altman
Under Power of Attorney dated 1/27/95
On File with Schedule 13G for Kohl's
Corp. 2/7/95